Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

June 19, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated June 19, 2017 of KT High-Tech Marketing, Inc. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Alhambra, California

KCCW Accountancy Corp. 430 S. Garfield Ave., #489, Alhambra, CA 91801, USA Tel: +1 626 282 4101 • Fax: +1 626 529 1580 • info@kccwcpa.com